UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): 12/12/2005

CONSTAR INTERNATIONAL INC.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-16496

Delaware	13-1889304
(State or Other Jurisdiction Of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Crown Way

Philadelphia, PA 19154-4599

(Address of Principal Executive Offices, Including Zip Code)

215.552.3700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 12, 2005, the Company appointed Walter S. Sobon, age 57, as Executive Vice President and Chief Financial Officer. Mr. Sobon succeeds William S. Rymer, who announced his intention to resign in September and has remained with the Company during the search for his replacement. Mr. Rymer resigned his positions on December 12, 2005.

Mr. Sobon worked for VWR International Inc. as Senior Vice President, Corporate Development and Process Improvement from 1999-2000; Senior Vice President, General Manager, E-Business from 2000-2001; and Chief Financial Officer from 2001-2004. He was an independent consultant from 2004 to 2005, he worked for WAI, a private company, as its Chief Financial Officer in 2005, and has been a member of Tatum CFO Partners, LLP since October, 2005.

Mr. Sobon will receive an annual salary of $300,000 and will be eligible for a 2006 target bonus of 50% of his annual salary under the Company’s Annual Incentive and Management Stock Purchase Plan. In addition, Mr. Sobon will be granted 100,000 shares of restricted stock that will vest in three equal installments over the first three anniversaries of the grant date. Mr. Sobon will also be eligible for the other benefits typically afforded to other executive officers of the Company. Mr. Sobon and the Company have entered into an employment agreement that is described below.

A press release announcing Mr. Sobon’s appointment is attached as Exhibit 99.1 to this Report.

Item 1.01 Entry into a Material Definitive Agreement

Mr. Sobon and the Company have entered into an employment agreement with a three year term. Under the agreement, either the Company or Mr. Sobon may terminate the agreement with or without cause. If the Company terminates without cause or Mr. Sobon terminates for good reason, the Company is required to pay Mr. Sobon monthly severance (equal to base salary and a prorated portion of annual target bonus) for a period of 24 months together with the continuation of medical benefits during the period that severance is provided. If the termination follows a change in control, the severance is paid in a lump sum and increases to three times base salary plus target bonus. All outstanding equity based or performance based awards would also become immediately vested or exercisable. Additionally, if Mr. Sobon becomes subject to the “golden parachute” excise tax imposed under Section 4999 of the Internal Revenue Code, such executive will receive a payment in an amount sufficient to offset the effects of such excise tax. Mr. Sobon is subject to a non-competition covenant following termination of his employment for the greater of one year after his termination, or for the period during which severance is paid (if Mr. Sobon terminates after a change in control, the severance period is deemed to be three years), unless the termination occurs due to the Company’s refusal to renew Mr. Sobon’s contract without cause.

For purposes of the employment agreement, “cause” is defined as gross misconduct or negligence, theft of company assets, material failure to follow lawful instructions, breach of restrictive covenants or conviction of a felony. “Good reason” is defined as a change in Mr. Sobon’s authority, duties, responsibilities, reporting obligations or principal employment location by more than 30 miles, a reduction in base salary, a reduction in the aggregate benefits payable to Mr. Sobon, a failure by the Company to pay compensation or benefits to Mr. Sobon when due or a failure or refusal by the Company’s successor to assume Mr. Sobon’s employment agreement.

The description above is qualified in its entirety by reference to the employment agreement, a copy of which is filed as Exhibit 99.2 to this Report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Press release

99.2	Executive Employment Agreement, dated December 12, 2005, between Walter S. Sobon and Constar International Inc.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSTAR INTERNATIONAL INC.

Date: December 12, 2005	By:	/s/ Michael J. Hoffman
Michael J. Hoffman
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release

EX-99.2	Executive Employment Agreement, dated December 12, 2005, between Walter S. Sobon and Constar International Inc.